Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2018 RESULTS

TULSA, OK — (BUSINESS WIRE) — March 13, 2019 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its fourth quarter and full year 2018 results.

Fourth Quarter and Full-Year 2018 Highlights and Recent Key Items

•                  Reported net income of $49.8 million, or $1.91 per share, for the full year 2018 and net income of $35.8 million, or $1.38 per share, in the fourth quarter 2018

•                  Announced year-end 2018 SEC proved reserves of 72.4 million barrels of oil equivalent (MMBoe) with a net present value discounted at 10% (PV-10) of approximately $580 million

•                  Year-end 2018 SEC proved developed producing (PDP) reserves of 46.5 MMBoe with a PV-10 of approximately $425 million

•                  Achieved Mississippian Lime production of 16,747 barrels of oil equivalent per day (Boepd) for the full year 2018

•                  Generated Adjusted EBITDA of $27.8 million in the fourth quarter of 2018, outpacing quarterly operational capital expenditures by approximately $24.2 million; full-year 2018 Adjusted EBITDA totaled $116.4 million, approximately $19.9 million higher than full-year operational capital expenditures

•                  Initiated a process pursuing all strategic and opportunistic transactions that create significant shareholder value

•                  Completed workforce reduction in January 2019 to better align general and administrative costs (G&A) with current activity levels; reduced Adjusted Cash G&A expense by $4 million to $5 million annually (excluding one-time severance costs)

•                  Successfully executed $50 million tender offer for outstanding capital stock in February 2019, returning capital to shareholders

For the fourth quarter of 2018, Midstates reported net income of $35.8 million, or $1.38 per share, which included the impact of a $25.4 million gain related to the Company’s commodity derivative contracts. In the same period in 2017, the Company reported a net loss of $121.0 million, or ($4.78) per share, including the impact of a $5.1 million commodity derivative charge, and in the third quarter of 2018 reported net income of $11.5 million, or $0.44 per share, including the impact of a $6.6 million commodity derivative charge. For the full year 2018, Midstates reported net income of $49.8 million, or $1.91 per share, which included the impact of a $3.6 million gain related to the Company’s commodity derivative contracts, compared to a net loss of $85.1 million, or ($3.39) per share, including the impact of a $3.7 million gain related to the Company’s commodity derivative contracts, in 2017.

In the fourth quarter of 2018, Midstates generated Adjusted EBITDA of $27.8 million, excluding advisory fees and costs incurred for strategic reviews. This compares to $33.9 million for the same quarter in 2017 and $31.9 million for the third quarter of 2018. For the full year 2018, Midstates generated Adjusted EBITDA of $116.4 million, excluding advisory fees and costs incurred for strategic reviews, compared to $128.2 million, in 2017.

David Sambrooks, President and Chief Executive Officer, commented, “In 2018 we continued our strong operational results and strengthened Midstates financially through several notable accomplishments. Operationally, we optimized base production through a substantial workover program and have taken actions to drive down lease operating and overhead expenses to help maximize margins and grow value. Midstates generated $116.4 million in Adjusted EBITDA, outpacing our operational capex by $20 million and we monetized a portion of our portfolio by selling our non-core Anadarko asset, using the proceeds and free cash flow to pay down $105 million in debt during 2018. Finally, our year-end 2018 reserve report continues to demonstrate the underlying value of Midstates.”

Mr. Sambrooks continued, “We remain focused on creating value for our shareholders.  As such, we are forecasting significant free cash flow generation in 2019, which allowed us to successfully execute a $50 million tender offer earlier this year and affords us the opportunity to consider multiple options moving forward, including returning a substantial portion of our excess cash to our shareholders.  As we look to the future, we remain committed to optimizing our production, minimizing costs and operating efficiently, as well as actively pursuing all opportunities that enhance us financially and operationally.”

(Adjusted EBITDA, Adjusted Cash Operating Expenses, and Adjusted Cash G&A Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Operational Update

Midstates ceased drilling at the end of the third quarter of 2018 in order to further study the production results of its recent extended lateral wells. With the erosion of commodity prices in the fourth quarter of 2018, the Company elected to continue the pause in drilling through mid-year 2019 to maximize free cash flow generation from its producing properties and will evaluate future development plans as the Company moves forward.

The Company did not bring online any new saltwater disposal injection wells during the fourth quarter of 2018.  Midstates is currently operating 11 non-Arbuckle injection wells in Woods and Alfalfa Counties, Oklahoma, with permitted injection capacity of approximately 240,000 barrels of water per day.  The Company’s total permitted injection capacity in all formations in Woods and Alfalfa Counties, Oklahoma, which may differ from actual injection capacity due to operational constraints, is approximately 372,000 barrels of water per day. The Company’s current disposal rate into all formations is approximately 135,000 barrels of water per day. Approximately 45% of the Company’s water injection is currently being injected into non-Arbuckle formations.

Production and Pricing

Production during the fourth quarter of 2018 totaled 16,351 Boepd, compared with 17,996 Boepd during the third quarter of 2018.  Oil volumes comprised 27% of total production, natural gas liquids (NGLs) 26%, and natural gas 47% during the fourth quarter of 2018.   Production for the full year 2018 totaled 20,326 Boepd, compared with 22,148 Boepd for the full year 2017. Production from the Company’s Mississippian Lime properties contributed approximately 82%, or 16,747 Boepd, and the Anadarko Basin properties contributed approximately 18%, or 3,579 Boepd.  Midstates divested its Anadarko Basin properties in the second quarter of 2018. For the total Company, oil volumes comprised 29% of total production, natural gas liquids (NGLs) 25%, and natural gas 46% for the full year 2018.

On January 1, 2018, Midstates adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606). As a result, gathering and transportation and a portion of lease operating expenses are now being presented net against oil, NGLs and natural gas revenues.

Total oil, NGLs and natural gas revenues in the fourth quarter of 2018 were approximately $43.2 million, before the impact of derivatives, compared to $53.0 million in the third quarter of 2018.  During the fourth quarter of 2018, the Company realized a gain on derivatives of $25.4 million, compared with a $6.6 million loss during the third quarter of 2018. For the full year 2018, total oil, NGLs and natural gas revenues were approximately $200.8 million, before the impact of derivatives, compared to $220.9 million for the full year 2017.  In 2018, the Company realized a gain on derivatives of $3.6 million, compared with a $3.7 million gain during the full year 2017.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil		NGLs		Natural Gas
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Average sales price exclusive of realized derivatives and certain deductions from revenue	$64.57	$49.45	$27.62	$22.64	$2.39	$2.64
Realized derivatives	(3.72)	1.47	—	—	(0.01)	0.15
Average sales price with realized derivatives exclusive of certain deductions from revenue	$60.85	$50.92	$27.62	$22.64	$2.38	$2.79
Certain deductions from revenue	(0.03)	—	(0.04)	—	(0.67)	—
Average sales price inclusive of realized derivatives and certain deductions from revenue	$60.82	$50.92	$27.58	$22.64	$1.71	$2.79

Hedging Update

To reduce downside commodity price risk and protect cash flow, Midstates has entered into a number of swaps and three-way collars to hedge a portion of the Company’s oil and natural gas revenues through 2020. A summary of the Company’s hedges is included in the below table.

	NYMEX WTI
	Fixed Swaps		Three-Way Collars
	Hedge Position (Bbls)	Weighted Avg Strike Price	Hedge Position (Bbls)	Weighted Avg Ceiling Price	Weighted Avg Floor Price	Weighted Avg Sub-Floor Price
Quarter Ended:
December 31, 2018(1)	313,720	$58.59	46,000	$56.70	$50.00	$40.00
March 31, 2019(1)	74,800	$66.48	180,000	$63.14	$53.75	$43.75
June 30, 2019(1)	57,650	$64.69	182,000	$63.14	$53.75	$43.75
September 30, 2019(1)	46,000	$62.96	184,000	$63.14	$53.75	$43.75
December 31, 2019(1)	46,000	$61.43	184,000	$63.14	$53.75	$43.75
March 31, 2020(1)	—	$—	91,000	$65.75	$50.00	$40.00
June 30, 2020(1)	—	$—	91,000	$65.75	$50.00	$40.00
September 30, 2020(1)	—	$—	92,000	$65.75	$50.00	$40.00
December 31, 2020(1)	—	$—	92,000	$65.75	$50.00	$40.00

	NYMEX HENRY HUB
	Fixed Swaps		Three-Way Collars
	Hedge Position (MMBtu)	Weighted Avg Strike Price	Hedge Position (MMBtu)	Weighted Avg Ceiling Price	Weighted Avg Floor Price	Weighted Avg Sub-Floor Price
Quarter Ended:
December 31, 2018(1)	2,055,000	$2.95	1,380,000	$3.40	$3.00	$2.50
March 31, 2019(1)	1,980,000	$3.01	1,350,000	$3.40	$3.00	$2.50
June 30, 2019(1)	1,365,000	$2.75
September 30, 2019(1)	1,380,000	$2.75
December 31, 2019(1)	465,000	$2.75	610,000	$3.45	$2.65	$2.15
March 31, 2020(1)			910,000	$3.45	$2.65	$2.15

(1)                                 Positions shown represent open commodity derivative contract positions as of December 31, 2018.

2018 Year-End Proved Reserves

Midstates’ reserves were fully engineered by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.  The following table presents these results:

	Oil (MBls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	PV-10(1) (in millions)	PV-10(2) (in millions)
Mississippian Lime:
Proved developed producing	10,713	138,850	12,650	46,505	$424,989	$378,453
Proved developed non-producing	282	8,398	775	2,457	8,400	7,380
Proved undeveloped	7,070	63,265	5,846	23,460	146,261	119,829
Total Proved	18,065	210,513	19,271	72,422	$579,650	$505,662

(1)         Year-end 2018 SEC Pricing: $65.56 per barrel of oil, $29.50 per barrel of NGLs, and $3.10 per million BTUs of gas.

(2)         Utilizing flat pricing of $60.00 per Bbl of oil, $27.00 per Bbl of NGLs, and $3.00 per million BTUs of gas.

Midstates’ estimated proved reserves for year-end 2018 totaled 72.4 MMBoe, comprised of 25% oil, 27% NGLs, and 48% natural gas. The Company elected to pause drilling in the fourth quarter of 2018 and reconfigured its drilling program to emphasize two-mile laterals. The revised development strategy reduced proved undeveloped (PUD) inventory to 48 locations at year-end 2018, consisting of 31 two-mile laterals and 17 one-mile laterals developed over 3 years within the SEC five-year development window.

At year-end 2018, Midstates’ proved reserves, as prepared utilizing SEC pricing, had a net PV-10 of approximately $579.7 million. The Company’s estimated reserves at year-end 2018 were based on the average oil, NGL, and natural gas prices for each month, which were $65.56 per barrel (“Bbl”), $29.50 per Bbl, and $3.10 per million BTUs.

Utilizing flat pricing of $60.00 per Bbl of oil, $27.00 per Bbl of NGLs, and $3.00 per million BTUs, the Company’s year-end 2018 proved reserves had a PV-10 value of approximately $506 million.

Costs and Expenses

Adjusted Cash Operating Expenses (which excludes debt restructuring and advisory fees, as well as severance costs) for the fourth quarter of 2018 were $16.6 million, or $11.02 per Boe, compared with $18.6 million, or $11.21 per Boe, in the third quarter of 2018. Full year 2018 Adjusted Cash Operating Expenses were $79.7 million, or $11.97 per Boe, compared with $103.5 million, or $12.80 per Boe in 2017.  The decrease in Adjusted Cash Operating Expenses for full year 2018 compared to the full year 2017 was due primarily to the sale of the Company’s Anadarko Basin producing properties in May 2018, resulting in lower lease operating and Adjusted Cash G&A expenses.

Lease operating expenses (LOE) and workover expenses combined totaled $10.6 million, or $7.05 per Boe, in the fourth quarter of 2018, compared with $11.9 million, or $7.16 per Boe, in the third quarter of 2018.  Full year 2018 combined LOE and workover expenses were $54.2 million, or $8.14 per Boe, compared with $63.3 million, or $7.83 per Boe in 2017.  LOE per Boe decreased by $0.38 for the full year 2018 compared to the full year 2017 primarily due to the sale of the Company’s Anadarko Basin producing properties in May 2018, which had higher LOE per Boe. Full year 2018 workover expenses increased $0.69 per Boe from the full year 2017 due to the Company’s expanded Mississippian Lime workover program during 2018.

Severance and other taxes for the fourth quarter of 2018 were $2.7 million, or $1.78 per Boe (6.2% of oil, NGL and natural gas sales revenue), compared to $3.4 million, or $2.03 per Boe (6.2% of oil, NGL and natural gas sales revenue) in the third quarter of 2018. Full year 2018 severance and other taxes were $11.7 million, or $1.75 per Boe (5.8% of oil, NGL and natural gas sales revenue), compared with $8.9 million, or $1.10 per Boe (4.0% of oil, NGL and natural gas sales revenue) in 2017. Severance and other tax rates have increased from prior quarters due to legislation that was signed into law in Oklahoma that increased the 4.0% incentive tax rate to 7.0% effective with December 2017 production. Additionally, new legislation was signed into law in March 2018 in Oklahoma to further amend the gross production incentive tax rate for wells drilled beginning July 1, 2015 from 2.0% to 5.0% effective July 2018.

In January 2019, to better align Midstates’ general and administrative (G&A) expense with its current activity levels, the Company completed a workforce reduction that will result in annualized Adjusted Cash G&A expense savings of $4 million to $5 million (excluding one-time severance costs).  G&A expenses for the fourth quarter of 2018 totaled $4.8 million, or $3.20 per Boe, compared to $4.7 million, or $2.84 per Boe, in the third quarter of 2018.  Fourth quarter 2018 and third quarter 2018 G&A expenses included net non-cash share-based compensation expense of $1.1 million, or $0.72 per Boe, and $0.9 million, or $0.55 per Boe, respectively. Full year 2018 G&A expenses total $24.5 million, or $3.68 per Boe, compared to $29.4 million, or $3.63 per Boe, for the full year 2017. Full year 2018 and full year 2017 G&A expenses included net non-cash share-based compensation expense of $5.4 million, or $0.81 per Boe, and $9.2 million, or $1.14 per Boe, respectively. Adjusted Cash G&A expense, which excludes non-cash share-based compensation and certain non-recurring items, but includes capitalized general and administrative costs, totaled $3.3 million, or $2.17 per Boe for the fourth quarter of 2018, compared to $3.9 million, or $2.33 per Boe, in the third quarter of 2018.  Fourth quarter 2018 Adjusted Cash G&A expenses decreased compared to third quarter of 2018 primarily due to lower employee costs. Full year 2018 Adjusted Cash G&A expense totaled $15.5 million, or $2.32 per Boe, compared to $20.1 million, or $2.48 per Boe, for the full year 2017.  Full year 2018 Adjusted Cash G&A expenses decreased compared to full year 2017 primarily due to lower employee costs.

Depreciation, depletion and amortization expense for the fourth quarter of 2018 totaled $14.8 million, or $9.85 per Boe, compared to $15.5 million, or $9.36 per Boe in the third quarter of 2018.  Full year 2018 Depreciation, depletion and amortization expense total $62.0 million, or $9.31 per Boe, compared to $65.8 million, or $8.14 per Boe, for the full year 2017.

Interest expense totaled $0.7 million (net of amounts capitalized) for the fourth quarter of 2018, compared to $0.7 million in the third quarter of 2018.  The Company capitalized $0.2 million in interest to unproved properties in the fourth quarter of 2018 and 0.1 million in third quarter of 2018.  Full year 2018 interest expense total $4.5 million (net of amounts capitalized), compared to $5.6 million for the full year 2017.  The Company capitalized $0.5 million in interest to unproved properties in 2018 and $2.4 million in 2017.

The decrease in interest expenses for full year 2018 compared to the full year 2017 was the result of the Company making $105 million in pay-downs during 2018 to the outstanding credit facility balance with proceeds from the sale of the Anadarko Basin producing properties and cash on hand.

The Company had an effective tax rate of 0% and did not record an income tax expense or benefit for both the fourth quarter or full year 2018.

Capital Expenditures

In the fourth quarter of 2018, the Company invested $3.6 million of operating capital in the Mississippian Lime.

The following table provides operational capital spending by area as well as a reconciliation to total capital expenditures for the three months and full year ended December 31, 2018 (in thousands):

	For the Three Months Ended December 31, 2018	For the Year Ended December 31, 2018
Drilling and completion activities	$2,636	$90,220
Acquisition of acreage and seismic data	967	6,246
Operational capital expenditures incurred	$3,603	$96,466
Capitalized G&A, office, ARO & other	395	3,744
Capitalized interest	153	466
Total capital expenditures incurred	$4,151	$100,676

	For the Three Months Ended December 31, 2018	For the Year Ended December 31, 2018
Mississippian Lime	$3,603	$96,530
Anadarko Basin	—	(64)
Total operational capital expenditures incurred	$3,603	$96,466

Balance Sheet and Liquidity

On December 31, 2018, the Company’s liquidity was approximately $156.3 million, consisting of cash and cash equivalents of $11.3 million and $145.0 million available under its credit facility. Its long-term debt was $23.1 million, resulting in net debt of approximately $11.8 million.

As of March 6, 2019, the Company’s liquidity was approximately $109.0 million, consisting of cash and cash equivalents of $3.0 million and $106.0 million available under its credit facility. Its long-term debt was $62.1 million, resulting in net debt of approximately $59.1 million.

On October 24, 2018, the Company’s borrowing base under its revolving credit facility was reaffirmed at $170 million.  The next scheduled borrowing base redetermination will occur during the second quarter of 2019.

Strategic Update

Midstates is committed to pursuing all strategic and opportunistic transactions that create significant shareholder value, including a sale of the Company or mergers and acquisitions that provide for greater scale and operational synergies to enhance bottom line profitability.  To aid in this pursuit, the Company has retained Houlihan Lokey, Inc as its financial advisor.

Conference Call Information

The Company will host a conference call to discuss fourth quarter and year-end 2018 results on Thursday, March 14, at 9:00 a.m. Eastern time (8:00 a.m. Central time). Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference call access code is 5358516 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for approximately 30 days and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call audio replay access code is 5358516 for all participants. The audio replay will also be available in the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management, are considered forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all.  Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,341	$68,498
Accounts receivable:
Oil and gas sales	22,165	32,455
Joint interest billing	2,474	3,297
Other	1,374	166
Commodity derivative contracts	6,940	762
Other current assets	1,684	1,510
Total current assets	45,978	106,688
PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting
Proved properties	809,272	765,308
Unproved properties not being amortized	4,050	7,065
Other property and equipment	6,345	6,508
Less accumulated depreciation, depletion and amortization	(266,198)	(204,419)
Net property and equipment	553,469	574,462
OTHER NONCURRENT ASSETS:
Commodity derivative assets	791	—
Other noncurrent assets	5,257	6,978
Total other noncurrent assets	6,048	6,978
TOTAL	$605,495	$688,128
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,511	$11,547
Accrued liabilities	25,521	42,842
Commodity derivative contracts	—	3,433
Total current liabilities	32,032	57,822
LONG-TERM LIABILITIES:
Asset retirement obligations	8,087	15,506
Commodity derivative contracts	80	562
Long-term debt	23,059	128,059
Other long-term liabilities	560	592
Total long-term liabilities	31,786	144,719

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 50,000,000 shares authorized	—	—
Warrants, 6,625,554 warrants outstanding	37,329	37,329
Common stock, $0.01 par value, 250,000,000 shares authorized	255	253
Treasury stock	(2,455)	(1,603)
Additional paid-in-capital	531,911	524,755
Retained deficit	(25,363)	(75,147)
Total stockholders’ equity	541,677	485,587
TOTAL	$605,495	$688,128

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Three Months Ended	For the Year Ended	For the Three Months Ended	For the Year Ended	For the Three Months Ended
	December 31, 2018	December 31, 2018	December 31, 2017	December 31, 2017	September 30, 2018
REVENUES:
Oil sales	$24,111	$123,945	$31,586	$117,083	$33,218
Natural gas liquid sales	9,096	44,747	12,532	44,112	12,720
Natural gas sales	9,993	32,138	13,387	59,708	7,026
Other revenue	1,018	4,252	947	4,191	1,384
Total revenues from contracts with customers	44,218	205,082	58,452	225,094	54,348
Gains (losses) on commodity derivative contracts—net	25,425	3,555	(5,108)	3,659	(6,583)
Total revenues	69,643	208,637	53,344	228,753	47,765
EXPENSES:
Lease operating and workover	10,608	54,229	15,223	63,287	11,861
Gathering and transportation	63	241	3,480	14,507	54
Severance and other taxes	2,682	11,680	2,701	8,869	3,360
Asset retirement accretion	152	846	267	1,100	147
Depreciation, depletion, and amortization	14,818	62,000	19,361	65,832	15,485
Impairment in carrying value of oil and gas properties	—	—	125,300	125,300	—
General and administrative	4,805	24,540	6,250	29,352	4,688
Advisory fees	—	850	—	—	—
Total expenses	33,128	154,386	172,582	308,247	35,595
OPERATING INCOME (LOSS)	36,515	54,251	(119,238)	(79,494)	12,170
OTHER INCOME (EXPENSE):
Interest income	5	33	9	9	4
Interest expense—net	(713)	(4,500)	(1,738)	(5,592)	(658)
Total other expense	(708)	(4,467)	(1,729)	(5,583)	(654)
INCOME (LOSS) BEFORE TAXES	35,807	49,784	(120,967)	(85,077)	11,516
Income tax benefit	—	—	—	—	—
NET INCOME (LOSS)	$35,807	$49,784	$(120,967)	$(85,077)	$11,516
Participating securities—non-vested restricted stock	(940)	(1,394)	—	—	(351)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$34,867	$48,390	$(120,967)	$(85,077)	$11,165
Basic and diluted net income (loss) per share attributable to common shareholders	$1.38	$1.91	$(4.78)	$(3.39)	$0.44
Basic and diluted weighted average number of common shares outstanding	25,385	25,337	25,253	25,119	25,332

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

	Series A Preferred Stock	Common Stock	Warrants	Treasury Stock	Additional Paid-in-Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
Balance as of December 31, 2015 (Predecessor)	$—	$110	$—	$(3,081)	$888,247	$(2,211,342)	$(1,326,066)
Share-based compensation	—	(6)	—	—	3,045	—	3,039
Acquisition of treasury stock	—	—	—	(53)	—	—	(53)
Net income	—	—	—	—	—	1,323,079	1,323,079
Balance as of October 21, 2016 (Predecessor)	$—	$104	$—	$(3,134)	$891,292	$(888,263)	$(1)
Cancellation of predecessor equity	—	(104)	—	3,134	(891,292)	888,263	1
Balance as of October 21, 2016 (Predecessor)	$—	$—	$—	$—	$—	$—	$—
Issuance of successor common stock	—	247	—	—	510,905	—	511,152
Issuance of successor warrants	—	—	37,329	—	—	—	37,329
Balance as of October 21, 2016 (Successor)	$—	$247	$37,329	$—	$510,905	$—	$548,481
Issuance of successor common stock	—	3	—	—	—	—	3
Share-based compensation	—		—	—	3,400	—	3,400
Net income	—	—	—	—	—	9,930	9,930
Balance as of December 31, 2016 (Successor)	$—	$250	$37,329	$—	$514,305	$9,930	$561,814
Issuance of successor common stock	—	3	—	—	10,450	—	10,453
Share-based compensation	—	—	—	(1,603)	—	—	(1,603)
Net loss	—	—	—	—	—	(85,077)	(85,077)
Balance as of December 31, 2018 (Successor)	$—	$253	$37,329	$(1,603)	$524,755	$(75,147)	$485,587
Share-based compensation	—	2	—	—	7,156	—	7,158
Acquisition of treasury stock	—	—	—	(852)	—	—	(852)
Net income	—	—	—	—	—	49,784	49,784
Balance as of December 31, 2018 (Successor)	$—	$255	$37,329	$(2,455)	$531,911	$(25,363)	$541,677

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Year Ended	For the Year Ended
	December 31, 2018	December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$49,784	$(85,077)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
(Gains) on commodity derivative contracts—net	(3,555)	(3,659)
Net cash received (paid) for commodity derivative contracts not designated as hedging instruments	(7,328)	6,891
Asset retirement accretion	846	1,100
Depreciation, depletion, and amortization	62,000	65,832
Impairment in carrying value of oil and gas properties	—	125,300
Share-based compensation, net of amounts capitalized to oil and gas properties	5,407	9,196
Amortization of deferred financing costs	476	385
Change in operating assets and liabilities:
Accounts receivable—oil and gas sales	8,690	2,766
Accounts receivable—JIB and other	(744)	3,362
Other current and noncurrent assets	537	283
Accounts payable	(1,779)	2,961
Accrued liabilities	(7,145)	(8,973)
Other	(34)	(765)
Net cash provided by operating activities	$107,155	$119,602
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	$(112,398)	$(130,199)
Proceeds from the sale of oil and gas properties	54,091	2,885
Proceeds from the sale of oil and gas equipment	355	1,350
Net cash used in investing activities	$(57,952)	$(125,964)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	$1,000	$—
Repayment of revolving credit facility	(106,000)	—
Deferred financing costs	(508)	(375)
Repurchase of restricted stock for tax withholdings	(852)	(1,603)
Net cash used in financing activities	$(106,360)	$(1,978)
NET (DECREASE) IN CASH AND CASH EQUIVALENTS	$(57,157)	$(8,340)
Cash and cash equivalents, beginning of period	68,498	76,838
Cash and cash equivalents, end of period	$11,341	$68,498

SUPPLEMENTAL INFORMATION:
Non-cash transactions — investments in property and equipment accrued — not paid	$6,092	$17,164
Cash paid for interest, net	$4,128	$5,353

MIDSTATES PETROLEUM COMPANY, INC.

SELECTED FINANCIAL AND OPERATING STATISTICS

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2018	2017	2018	2017	2018
Operating Data — Mississippian Lime:
Net production volumes:
Oil (Bbls/day)	4,463	4,960	4,768	5,108	5,249
NGLs (Bbls/day)	4,194	3,903	4,014	4,273	4,257
Natural gas (Mcf/day)	46,161	50,787	47,791	52,797	50,939
Total oil equivalents (MBoe)	1,505	1,594	6,113	6,636	1,656
Average daily production (Boe/day)	16,351	17,327	16,747	18,181	17,996
Operating Data — Anadarko Basin:
Net production volumes:
Oil (Bbls/day)	—	1,347	1,168	1,379	—
NGLs (Bbls/day)	—	1,065	1,017	1,066	—
Natural gas (Mcf/day)	—	8,867	8,365	9,135	—
Total oil equivalents (MBoe)	—	358	540	1,448	—
Average daily production (Boe/day)	—	3,890	3,579	3,967	—
Operating Data - Combined:
Net production volumes:
Oil (Bbls/day)	4,463	6,307	5,936	6,487	5,249
NGLs (Bbls/day)	4,194	4,968	5,031	5,339	4,257
Natural gas (Mcf/day)	46,161	59,654	56,156	61,932	50,939
Total oil equivalents (MBoe)	1,505	1,952	6,663	8,084	1,656
Average daily production (Boe/day)	16,351	21,217	20,326	22,148	17,996
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$58.73	$54.43	$64.54	$49.45	$68.79
Oil, with realized derivatives (per Bbl)	$63.64	$53.49	$60.82	$50.92	$60.68
Natural gas liquids, without realized derivatives (per Bbl)	$23.57	$27.42	$27.58	$22.64	$32.48
Natural gas liquids, with realized derivatives (per Bbl)	$23.57	$27.42	$27.58	$22.64	$32.48
Natural gas, without realized derivatives (per Mcf)	$2.35	$2.44	$1.72	$2.64	$1.49
Natural gas, with realized derivatives (per Mcf)	$1.93	$2.67	$1.71	$2.79	$1.51
Costs and Expenses (per Boe of production):
Lease operating	$6.27	$7.02	$6.35	$6.73	$5.81
Workover	$0.78	$0.78	$1.79	$1.10	$1.35
Gathering and transportation	$0.04	$1.78	$0.04	$1.79	$0.03
Severance and other taxes	$1.78	$1.38	$1.75	$1.10	$2.03
Asset retirement accretion	$0.10	$0.14	$0.13	$0.14	$0.09
Depreciation, depletion and amortization	$9.85	$9.92	$9.31	$8.14	$9.36
Impairment of oil and gas properties	$—	$64.19	$—	$15.50	$—
General and administrative	$3.20	$3.20	$3.68	$3.63	$2.84
Advisory fees	$—	$—	$0.13	$—	$—

MIDSTATES PETROLEUM COMPANY, INC.

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2018	2017	2018	2017	2018
Adjusted EBITDA to net income (loss) reconciliation:
Net income (loss)	$35,807	$(120,967)	$49,784	$(85,077)	$11,516
Depreciation, depletion and amortization	14,818	19,361	62,000	65,832	15,485
Impairment in carrying value of oil and gas properties	—	125,300	—	125,300	—
Losses (gains) on commodity derivative contracts—net	(25,425)	5,108	(3,555)	(3,659)	6,583
Net cash received (paid) for commodity derivative contracts not designated as hedging instruments	203	742	(7,328)	6,891	(3,854)
Income tax expense	—	—	—	—	—
Interest income	(5)	(9)	(33)	(9)	(4)
Interest expense, net of amounts capitalized	713	1,738	4,500	5,592	658
Asset retirement obligation accretion	152	267	846	1,100	147
Share-based compensation, net of amounts capitalized	1,078	2,094	5,407	9,196	905
Adjusted EBITDA	$27,341	$33,634	$111,621	$125,166	$31,436
Lagging costs associated with restructuring	208	—	543	—	—
Costs incurred for strategic reviews	280	—	3,402	—	489
Advisory costs	—	300	850	3,030	—
Adjusted EBITDA before restructuring and advisory costs	$27,829	$33,934	$116,416	$128,196	$31,925

MIDSTATES PETROLEUM COMPANY, INC.

CASH OPERATING EXPENSES

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2018	2017	2018	2017	2018

Operating Expenses — GAAP	$33,128	$172,582	$154,386	$308,247	$35,595
Adjustments for certain non-cash items:
Asset retirement accretion	152	267	846	1,100	147
Share-based compensation, net	1,078	2,094	5,407	9,196	905
Depreciation, depletion and amortization	14,818	19,360	62,000	65,832	15,485
Impairment of oil and gas properties	—	125,300	—	125,300	—
Cash Operating Expenses — Non-GAAP	$17,080	$25,561	$86,133	$106,819	$19,058
Cash Operating Expenses — Non-GAAP per Boe	$11.35	$13.09	$12.93	$13.21	$11.51

Advisory fees	$—	$300	$850	$3,030	$—
Advisory fees, per Boe	$—	$0.15	$0.13	$0.37	$—

Lagging costs associated with restructuring	$208	$—	$543	$—	$—
Lagging costs associated with restructuring, per Boe	$0.14	$—	$0.08	$—	$—

Severance costs	$—	$331	$1,621	$331	$—
Severance costs, per Boe	$—	$0.17	$0.24	$0.04	$—

Costs incurred for strategic reviews	$280	$—	$3,402	$—	$489
Costs incurred for strategic reviews, per Boe	$0.19	$—	$0.51	$—	$0.30

Adjusted Cash Operating Expenses — Non-GAAP	$16,592	$24,930	$79,717	$103,458	$18,569
Adjusted Cash Operating Expenses — Non-GAAP per Boe	$11.02	$12.77	$11.97	$12.80	$11.21

MIDSTATES PETROLEUM COMPANY, INC.

ADJUSTED CASH GENERAL AND ADMINISTRATIVE EXPENSES

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2018	2017	2018	2017	2018

General and Administrative Expenses — GAAP	$4,805	$6,250	$24,540	$29,352	$4,688
Adjustments for certain non-cash and non-recurring items:
Share-based compensation, net	(1,078)	(2,094)	(5,407)	(9,196)	(905)
Capitalized general and administrative expenses	29	606	1,900	3,270	571
Severance costs	—	(331)	(1,621)	(331)	—
Costs incurred for strategic reviews	(280)	—	(3,402)	—	(489)
Advisory costs included in general and administrative expenses	(208)	(300)	(543)	(3,030)	—
Adjusted Cash General and Administrative Expenses — Non-GAAP	$3,268	$4,131	$15,467	$20,065	$3,865
Adjusted Cash General and Administrative Expenses — Non-GAAP per Boe	$2.17	$2.12	$2.32	$2.48	$2.33

MIDSTATES PETROLEUM COMPANY, INC.

Reconciliation of PV-10 to the Standardized Measure

We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the respective reserves report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations (“ARO”). PV-10 is a financial measure not defined under US GAAP. Accordingly, the following table reconciles total PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable US GAAP financial measure. We believe the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not a measure of financial or operating performance under US GAAP, nor is it intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under US GAAP.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted cash flows (in thousands):

	As of December 31, 2018	As of December 31, 2017(1)
PV-10	$579,650	$558,133
Present value of future income tax, discounted at 10%	(13,374)	(8,890)
Standardized measure of discounted future net cash flows	$566,276	$549,243

(1)                                 The PV-10 and standardized measure of discounted future net cash flows as of December 31, 2017 includes our Anadarko Basin assets, which were divested on May 31, 2018.